Exhibit 10.1

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of August 18, 2013, by and among Tower Group International, Ltd., a company organized under the laws of Bermuda (“Tower”), Catalina Holdings (Bermuda) Ltd, a Bermuda exempted company (“Catalina”) and Fairfax Financial Holdings Limited, a company organized under the laws of Canada (“Fairfax”). Tower, Catalina and Fairfax are each referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Fairfax, Fairfax Bermuda Holdings Ltd. and American Safety Insurance Holding, Inc. (“ASI”) have entered into that certain Agreement and Plan of Merger, dated as of June 2, 2013 (the “Merger Agreement”), providing for the merger of Bermuda Holdings Ltd. with and into ASI (the “Merger”).

WHEREAS, Tower and Fairfax have entered into that certain Share Purchase Agreement, dated as of June 2, 2013 (the “Share Purchase Agreement”), which is set forth in full as Exhibit A hereto, pursuant to which, among other things, Fairfax has agreed to sell all of the ordinary shares of American Safety Reinsurance Ltd. (the “Shares”) to Tower, and Tower has agreed to purchase such Shares from Fairfax.

WHEREAS, Tower desires to assign all of its rights and interests in, and Catalina desires to accept such assignment and to assume all of Tower’s duties and obligations under, the Share Purchase Agreement, and Fairfax wishes to consent to such assignment and assumption.

WHEREAS, the Parties wish to provide for certain additional mutual representations and warranties, releases and covenants.

WHEREAS, Fairfax and Catalina wish to provide for certain amendments to the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

ASSIGNMENT AND ASSUMPTION OF SHARE PURCHASE AGREEMENT

SECTION 1.01 Assignment and Assumption. Tower hereby assigns, sells, transfers and conveys to Catalina all of Tower’s rights and interest in and to the Share Purchase Agreement. Catalina hereby accepts such assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of, and to pay and discharge, as and when due, all of the obligations of Tower under, the Share Purchase Agreement. Catalina assumes no liability for any Claims against Tower pursuant to such assumption, whether pursuant to the Share Purchase Agreement or otherwise. The assignment and assumption contemplated by this Section 1.01 is referred to herein as the “Assignment and Assumption”.

SECTION 1.02 Fee. In consideration for Tower’s entry into this Agreement, within one Business Day following the execution and delivery of this Agreement, Fairfax shall pay the amount of $5,000,000 (the “Fee”) to Tower by wire transfer of immediately available funds to the account previously notified by Tower to Fairfax.

SECTION 1.03 Consent to Assignment and Assumption. Pursuant to Section 9.02 of the Share Purchase Agreement, Fairfax hereby waives Section 9.06 of the Share Purchase Agreement, and Fairfax hereby consents to the Assignment and Assumption. This Agreement shall not constitute an assignment of any claim, contract, permit, franchise, or license if the attempted assignment thereof, without the consent of the other party thereto, would constitute a breach of such claim, contract, permit, franchise, or license or in any way adversely affect the rights thereunder. If such consent is not obtained, or if any attempted assignment thereof would be ineffective or would adversely affect the rights of Tower thereunder so that Catalina would not in fact receive all such rights, then Catalina may act as the attorney-in-fact of Tower in order to obtain for Catalina the benefits thereunder.

SECTION 1.04 Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the Assignment and Assumption and the other transactions contemplated hereby and thereby.

SECTION 1.05 Representations and Warranties.

(a)	Each Party represents and warrants to each other Party as follows:

(i)	It has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Party have been duly and validly authorized by all necessary corporate actions, and no other corporate proceedings on the part of such Party are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by such Party, constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(ii)	The execution and delivery and performance of this Agreement and the transactions contemplated hereby (and in the case of Fairfax and Catalina, the transactions contemplated by the Share Purchase Agreement) do not and will not (i) conflict with or violate such Party’s governing documents, (ii) assuming that all consents, approvals and other authorizations described below have been obtained and that all filings and other actions described below have been made or taken, conflict with or violate any Law applicable to such Party or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which such Party is a party or by which it or any property or asset of it is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay it from consummating the transactions contemplated herein (and in the case of Fairfax and Catalina, the transactions contemplated by the Share Purchase Agreement).

(iii)

The execution and delivery and performance of this Agreement (and in the case of Fairfax and Catalina, the transactions contemplated by the Share Purchase Agreement) by such Party do not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except for (in the case of Fairfax and Catalina, with respect to the transactions contemplated by the Share Purchase Agreement) (i) the Bermuda Monetary Authority approval, (ii) any consent, approval, authorization, permit, filing or notification that has been obtained or made prior to the date hereof, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay such Party from consummating the transactions contemplated herein (and in the case of Fairfax and Catalina, the transactions contemplated by the Share Purchase Agreement).

(iv)	Each Party will be solely responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated herein based upon arrangements made by or on behalf of such Party.

SECTION 1.06 Mutual Releases. Each Party hereto, on behalf of itself and its affiliates, does hereby irrevocably and unconditionally fully and forever waive, release and discharge (a “Release”) each other Party (and in the case of Tower and Catalina, ASI) and their respective predecessors, parent corporations, holding companies, subsidiaries, affiliates, divisions, heirs, successors, and assigns, and all of their officers, directors, employees and advisors from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, (collectively “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that such Party may have, have ever had arising out of, or in any way related to the Share Purchase Agreement and/or the Merger Agreement or the transactions contemplated thereby and any actual or alleged act, omission, transaction, practice, conduct or occurrence in connection with such transactions that existed or arose on or before the date of this Agreement. The foregoing Release does not include any Claims pursuant to this Agreement or arising after the date hereof.

ARTICLE II

ADDITIONAL COVENANTS

SECTION 2.01 Exclusivity. Each of Tower and Catalina agrees that it shall not, without the prior written consent of Fairfax: (a) make, or negotiate with, enter into or form part of any group or consortium making, an Acquisition Proposal to ASI during the term of the Merger Agreement or (b) provide debt or equity financing (including through any back-to-back purchase agreement) to any person, group or consortium in support of any Acquisition Proposal (as defined in the Merger Agreement) made to ASI during the term of the Merger Agreement.

SECTION 2.02 Voting Agreement and Proxy. At every meeting of the shareholders of ASI at which the adoption of the Merger Agreement and the approval of the Merger shall be voted upon and at every postponement or adjournment thereof, Catalina irrevocably agrees to appear at such meeting and vote (in person or by proxy) all of its shares of ASI entitled to be voted thereat (“Voting Shares”) or to cause all of the Voting Shares to be voted (i) in favor of the adoption of the Merger Agreement and approval of the Merger; (ii) against any action, agreement or transaction (other than the adoption of the Merger Agreement or the approval of the Merger) or proposal (including an Acquisition Proposal (as defined in the Merger Agreement)) that would reasonably be expected to result in a breach of any material covenant, representation or warranty or any other material obligation or agreement of ASI under the Merger Agreement or that would reasonably be expected to result in any of the conditions to ASI’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the Merger and the Transactions that is voted upon by the shareholders of ASI. Catalina acknowledges receipt and review of a copy of the Merger Agreement. In furtherance of the agreements contained in this Section 2.02 and as security for such agreements, Catalina hereby irrevocably appoints Fairfax, the executive officers of Fairfax, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of Catalina, for and in the name, place and stead of Catalina, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, if and to the extent Catalina fails to comply with the agreements contained in this Section 2.02, the Voting Shares, (i) in favor of the approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including an Acquisition Proposal (as defined in the Merger Agreement)) that would reasonably be expected to result in a breach of any material covenant, representation or warranty or any other material obligation or agreement of ASI under the Merger Agreement or that would reasonably be expected to result in any of the conditions to ASI’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered voted upon by the shareholders of ASI. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

SECTION 2.03 Termination of Merger Agreement. In the event that the Merger Agreement is terminated and Fairfax is required to make a payment to Catalina pursuant to Section 8.02(e) of the Share Purchase Agreement, 50% of the Fee shall be offset against any amounts payable by Fairfax pursuant to such Section 8.02(e).

SECTION 2.04 Amendments. The following amendments are hereby made to the Share Purchase Agreement.

(a) Section 1.03(a) of the Share Purchase Agreement is hereby amended and restated in its entirety as follows: “Initial Purchase Price” means

$52,500,000 (representing $50,000,000 for the tangible book value of ASRE and $2,500,000 for the intellectual capital of ASRE.”

(b) Section 1.03(b)(vii) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(i) if the book value (determined in accordance with GAAP) of ASRE as shown in the Final Closing Statement as finally determined exceeds the Target Value, Buyer shall pay to Seller an amount equal to 90% of such excess; provided, that any amounts previously paid by Buyer to Seller pursuant to subclause (b)(viii) of this Section 1.03 shall be set off against any payment due pursuant to this subclause (i); or

(ii) if the book value (determined in accordance with GAAP) of ASRE as shown in the Final Closing Statement as finally determined is less than the Target Value, Seller shall pay to Buyer (1) an amount equal to such shortfall, and (2) any amounts previously paid by Buyer to Seller pursuant to subclause (b)(viii) of this Section 1.03.”

(c) The second sentence of Section 1.03(b)(viii) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Buyer shall pay 90% of any Preliminary Excess to Seller promptly, but no more than two Business Days after making such determination.”

(d) Section 4.01(b) of the Share Purchase Agreement is hereby supplemented by adding the following sentence:

“In addition, notwithstanding anything in Section 5.01 of the Merger Agreement to the contrary, in the event that the Closing does not happen substantially simultaneously with the closing of the Merger, Seller agrees that it shall cause ASRE not to enter into or amend any Reinsurance Agreements ceding liabilities to third parties or commute any Reinsurance Agreements or otherwise write any new reinsurance policies, in each case without the prior written consent of Buyer, in each case other than the agreements set forth on Schedule 4.08 (as amended by this Agreement), which may be commuted or novated to an Affiliate of ASI or of Fairfax without the consent of Buyer.”

(e) The second sentence of Section 4.05(a)(iv) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“As promptly as practicable, but in any event no later than ten (10) Business Days following the date of the Assignment and Assumption Agreement dated as of August 18, 2013 by and among Tower Group International, Ltd., Fairfax Financial Holdings Limited and Catalina Holdings (Bermuda) Ltd., Buyer shall, with the full cooperation of Seller, prepare and file all requests for approval of the transactions contemplated by this Agreement with the applicable Governmental Authorities and shall use its reasonable best efforts to obtain all approvals required to be made under applicable Insurance Laws with respect to all transactions contemplated by this Agreement.”

(f) The following Sections of the Share Purchase Agreement are hereby deleted: Section 4.01(c), Item 2 on Schedule 4.01(d), Section 4.13, Section 7.03(a)(ii), and Item 6 on Schedule 4.08.

(g) Section 6.02(c)(i)(b) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Sections 1.01 and 1.04 of Schedule 2.01 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, in each case with the same force and effect as if made on and as of such date (except in the case of any such representation or warranty that by its terms is made solely as of a specific date, which shall be true and correct only as of such date);”

(h) Section 7.03(a)(i) hereby amended by adding the words “and its Subsidiaries” after “ASRE”.

(i) The definition of “Target Value” in Section 9.03(a) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Target Value” means $50,000,000 plus or minus (i) the underwriting results of ASRE (excluding the underwriting results of the business relating to the Retained Contracts from and after April 1, 2013, such non-excluded business, the “ASRE Business” from April 1, 2013 through and including the Closing Date and plus or minus (ii) investment income or loss of ASRE in respect of the ASRE Business (excluding, for the avoidance of doubt, investment income or loss from and after April 1, 2013 on assets that have been transferred to ASI or its Affiliates (other than ASRE) on or prior to the Closing Date) from April 1, 2013 through and including the Closing Date (each of the foregoing determined in accordance with GAAP, consistently applied).

(j) Section 1.01(b) of Schedule 2.01 of the Share Purchase Agreement is hereby amended to include the words “other than Harbour Consulting Ltd.,” at the end of such section. Except where the express context otherwise requires, the representations and warranties contained in Schedule 2.01 of the Share Purchase Agreement made with respect to ASRE (as defined in the Share Purchase Agreement) shall be deemed to be made inclusive of Harbour Consulting Ltd.

(k) Schedule 2.01 of the Share Purchase Agreement is hereby amended by adding a new Section 1.21, as follows:

“Section 1.21. Absence of Breaches. As of the date of the Assignment and Assumption Agreement dated as of August 18, 2013 by and among Tower Group International, Ltd., Fairfax Financial Holdings Limited and Catalina Holdings (Bermuda) Ltd.:

(i)	Seller is not in violation of any of its representations and warranties contained in this Agreement or the Merger Agreement, and is in compliance with all covenants and agreements contained in this Agreement and the Merger Agreement, in each case except for such violations and non-compliance that do not result in the failure of a closing condition pursuant to this Agreement or the Merger Agreement.

(ii)	To the Knowledge of Seller, ASI is not in violation of any of its representations and warranties contained in the Merger Agreement, and has not breached any of the representations, warranties, covenants or other agreements required to be performed by ASI thereunder, in each case except for such violations and breaches that (x) have previously been disclosed to Catalina (including in the draft disclosure schedules provided by ASI to Catalina (other than those matters incorporated by reference to a data room only)) or (y) do not result in the failure of a closing condition pursuant to the Merger Agreement.”

(l) Exhibit A of Share Purchase Agreement shall be replaced with the revised Exhibit A attached hereto as Exhibit B.

SECTION 2.05 Sale of Renewal Rights.

(a) To the extent any renewal rights to the in-force business of ASRE are sold after the date hereof (a “Renewal Rights Sale”), any proceeds of any such sales, net of the reasonable and documented out-of-pocket costs of such sales (the “Proceeds”) shall be apportioned between Fairfax and Catalina as follows:

(i)	Up to the first $2,500,000 of the aggregate amount of Proceeds, to Fairfax.

(ii)	Up to the next $2,500,000 of the aggregate amount of Proceeds, to Catalina.

(iii)	The balance of any Proceeds following the satisfaction of (a) and (b) above shall be apportioned equally between Fairfax and Catalina.

(b) Fairfax shall have the right, on behalf of ASRE, both prior to and following the Closing, to market, cause ASRE to agree to and consummate a Renewal Rights Sale. Catalina shall, and following the Closing shall cause ASRE to, cooperate in good faith and take such actions as are reasonably requested by Fairfax to effect the consummation of a Renewal Rights Sale.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Definitions and Interpretation. Unless the express context otherwise requires: (i) capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Share Purchase Agreement or the Merger Agreement, as applicable, (ii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, (iii) references to articles and sections refer to the articles and sections of this agreement (iv) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement, (v) the term “or” is not exclusive, (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and (vii) references to a person are also to its permitted successors and assigns.

SECTION 3.02 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by (i) in the case of any amendment that affects any right or obligation of Tower hereunder, Fairfax, Catalina and Tower, (ii) in the case of any amendment that does not affect any right or obligation of Tower hereunder, Fairfax and Catalina and (iii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 3.04 Disclaimer of Other Representations and Warranties. Each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in the Share Purchase Agreement and this Agreement (a) no Party nor any of their respective subsidiaries or representatives makes, none of them has made, any representations or warranties relating to itself or its businesses or otherwise in connection with this Agreement, (b) no person has been authorized by any Party nor any of their respective subsidiaries or representatives to make any representation or warranty relating to such party or its subsidiaries or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party are not and shall not be deemed to be or to include representations or warranties whatsoever.

SECTION 3.05 Entire Agreement; Assignment. This Agreement and the Share Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that the parties may assign all or any of their rights and obligations hereunder to any of their direct or indirect wholly-owned subsidiaries; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assigning party does not perform such obligations.

SECTION 3.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the persons released from liability in Section 1.06 are express third party beneficiaries of Section 1.06.

SECTION 3.07 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmission. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.07):

To Fairfax, as applicable:

Fairfax Financial Holdings Limited

95 Wellington Street West

Suite 800

Toronto ON,

Attn:     Paul Rivett

With a copy to (which shall not constitute notice to Fairfax):

Mile T. Kurta

Torys LLP

1114 Avenue of the Americas

23rd Floor

Facsimile:    (212) 682-0200

Email: mkurta@torys.com

To Tower:

Elliot S. Orol

Senior Vice President, General Counsel and Secretary

Tower Group International, Ltd.

Crown House 4 Par-la-Ville Road

Hamilton HM 08, Bermuda

Email: eorol@twrgrp.com

With copies to (which shall not constitute notice to Tower):

Elliot S. Orol

Senior Vice President, General Counsel and Secretary

Tower Group Inc.

120 Broadway

31st Floor

New York, NY 10271

Facsimile:  (212) 202-3987

Email: eorol@twrgrp.com

and

Nicholas F. Potter

Debevoise & Plimpton LLP

919 3rd Avenue

New York, NY 10022

Facsimile:  (212) 521-7459

Email: nfpotter@debevoise.com

To Catalina:

Catalina Holdings (Bermuda) Ltd

Cumberland House, 7th Floor

One Victoria Street

Hamilton HM11, Bermuda

Facsimile No: (441) 494-6390

Attention: Keith Lyon, General Counsel

With a copy to (which shall not constitute notice to Catalina):

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Facsimile No:  (212) 610-6399

Attention:  Mark Roppel

Any party may change the address or the persons to whom notices or copies hereunder shall be directed by providing written notice to the other parties of such change in accordance with this Section 3.07.

SECTION 3.08 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Delaware without regard to the conflicts of Law rules thereof. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in Delaware and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.07 shall be deemed effective service of process on such party.

SECTION 3.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmissions) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CATALINA HOLDINGS (BERMUDA) LTD

By:	/s/ Brenda Lehmann
Name:	Brenda Lehmann
Title:	Director

FAIRFAX FINANCIAL HOLDINGS INC.

By:	/s/ Ronald Schokking
Name:	Ronald Schokking
Title:	Vice President and Treasurer

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ Melanie Saunders
Name:	Melanie Saunders
Title:	Assistant Secretary